AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT made as of the 22nd day of December, 2010 by and between IMAGE METRICS, INC., a Nevada corporation with an address and principal place of business at 1918 Main Street, 2nd Floor, Santa Monica, California  90495 (the “Borrower”), IMAGE METRICS, LTD., a company incorporated and registered in England and Wales with number 4098216 whose registered office is at 2nd Floor, Park Gate, 25 Milton Park, Oxford, OX14 4SH (the “Guarantor”) and the lenders identified on Exhibit A (each a "Lender" and, collectively, the “Lenders”).

BACKGROUND

A.           On or about September 9, 2010, Borrower, Guarantor and Marie-Rose Kahane (the "Initial Lender") entered into that certain Loan Agreement dated November 9, 2010 (the "Initial Loan Agreement"), pursuant to which the Initial Lender provided $2,600,000 in funding to support the general working capital requirements of Borrower and Guarantor.

B.            Borrower's obligations under the Initial Loan Agreement are secured by liens on and security interests in all of Borrower's assets pursuant to a Security Agreement dated September 9, 2010 (the "Initial Security Agreement").

C.            In exchange for its receipt of a portion of the proceeds of advances made under the Initial Loan Agreement, Guarantor guaranteed the obligations of Borrower under the Initial Loan Agreement.

D.           Borrower requires an additional $2,600,000 in funding for working capital purposes (the "Additional Advances"), and the Initial Lender has agreed that Borrower may obtain such funding from the Lenders (including without limitation the Initial Lender), subject to the terms and conditions of this Agreement and that certain Secured Promissory Note Purchase Agreement dated the date hereof (the "Purchase Agreement").

E.            Borrower, Guarantor and the Lenders are entering into this Agreement in order to (i) amend the terms of the Initial Loan Agreement, and (ii) set forth the terms upon which the Initial Advances shall be made to the Borrower and the Guarantor.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AMOUNT AND TERMS OF LOAN

1.1           Subject to the terms and conditions of this Agreement, the Lenders agree to loan to the Borrower, and the Borrower agrees to borrow from Lenders, funds in an aggregated principal amount of up to Five Million Two Hundred Thousand US Dollars ($5,286,306.25) (the "Loan"), in installments of One Hundred Thousand Dollars or greater (each a "Loan Disbursement").

1.2           The Borrower acknowledges receipt of Loan Disbursements in the aggregate amount of Two Million Six Hundred Thousand Dollars ($2,600,000.00) prior to the date hereof (collectively, the “Initial Disbursement”).  The Borrower may submit to Borrower written requests for additional Loan Disbursements from time after the date hereof, but in no event later than March 1, 2011 (each, a “Loan Disbursement Request”).  Each such Loan Disbursement Request is subject to the Lenders' approval, and the maximum amount advanced by the Lenders shall not exceed the total amount of the Loan.  The Borrower may decline to submit any further Loan Disbursement Requests for any reason, in its sole and absolute discretion.  The Lenders may decline to approve any or all such Loan Disbursements Requests for any reason, in their sole and absolute discretion.

1.3           Loan Disbursements  shall be made within five (5) business days following Lenders' approval of the applicable Loan Disbursement Request.  Interest shall accrue on each Loan Disbursement from the date of receipt of funds (each a "Disbursement Date") by the Borrower.

1.4           The proceeds of the Loan shall be used by the Borrower to finance the general working capital requirements of the Borrower.

1.5           The obligations of Borrower with respect to the Loan shall be guaranteed by Guarantor, and shall be secured by liens and security interests on all of the assets of the Guarantor (including without limitation all intellectual property interests of Guarantor), pursuant to the terms of a Guarantee and a Debenture by and between the Lenders and Guarantor (together, the “Guaranty Documents”). Such Guarantee shall remain in effect until the earlier of such time as (i) all obligations of Borrower with respect to the Loan have been satisfied and (ii) the right to make Loan Disbursement Requests is waived or terminated, or the Guarantor first reports positive accumulated earnings and profits within the meaning of Section 956 of the Internal Revenue Code of 1986, as amended (the “Guaranty Term”).

1.6           Interest on the Loan shall be payable as set forth in the applicable Note (as defined below).  Interest shall be computed on the basis of a 360-day year, for the actual number of days elapsed.  Default interest shall be charged in accordance with the terms of the applicable Note.

1.7           The principal balance of the Loan shall be payable as set forth in the applicable Note.

1.8           As evidence of the Borrower’s obligations under the Loan, upon receipt of each Loan Disbursement, the Borrower shall execute and deliver to the Lender(s) making such Loan Disbursement a Secured Convertible Promissory Note (the “Note”) in the form attached hereto as Exhibit B, dated as of the Disbursement Date, and with a principal amount of the Loan Disbursement.

1.9           The Notes issued to Initial Lender  in connection with the Initial Disbursement (the "Initial Notes") shall be exchanged by Initial Lender for an Amended and Restated Note, in the aggregate principal amount of the Initial Disbursement, plus all interest accrued thereon and unpaid as of the date hereof (the "Amended and Restated Note"). The terms of the Amended and Restated Note shall be as set forth in this Agreement.

1.10         Simultaneous with the making of a Loan Disbursement and its receipt of a Note in connection therewith, each Lender shall execute counterpart signature pages to this Agreement, and shall become a party to, and bound by, this Agreement to the same extent as if such Lender had been a Lender as of the date of this Agreement.  In connection with each such Loan Disbursement, the Schedule of Lenders attached to this Agreement as Exhibit A will be amended to add to Exhibit A the names of the Lender(s) making the Loan Disbursement as a "Lender" hereunder and to set forth the principal amount of each Note issued to such Lender(s). The Borrower will promptly furnish to each Lender upon request a copy of Exhibit A as amended to the date of such request.

1.11         As additional consideration paid to the Lenders in connection with the Loan, and notwithstanding any partial or full payment by Borrower of the principal or interest due on the Notes or the occurrence of the Maturity Date set forth in the Notes, and in addition to any and all other obligations of Borrower hereunder:

(a)
Borrower will pay to each Lender an amount (the “Revenue Incentive Payment”) equal to the product obtained by multiplying (i) such Lender's Pro Rata Interest (as defined below), times (ii) an amount (the “Revenue Incentive Payment”) equal to five percent (5%) of the Net Sales Revenue received by the Borrower (or any Borrower Affiliate) from, arising out of or in connection with the sale, licensing, other distribution or any other commercialization, including without limitation the sale of "beta" versions (collectively, a “Sale”) of Borrower's Facemail Product (as defined below) during the period (the “Measuring Period”) commencing on the first day of commercial availability of the Facemail Product and ending at the close of the calendar quarter during which the 5th anniversary of such commercial availability occurred.  For the avoidance of doubt: (i) Revenue Incentive Payments shall be due with respect to Net Sales Revenue received by the Borrower (or a Borrower Affiliate) during and after the Measuring Period provided such Net Sales Revenue arose from the Sale of the Facemail Product during the Measuring Period; (ii) the Facemail Product will be commercially available upon (and not before) the first Sale for revenue to a non-Affiliate; and (iii) a Sale shall include the sale, transfer, licensing or other disposition of the Facemail Product in its entirety, in a single transaction or a series of transactions.

(b)
Net Sales Revenue will be reported quarterly within 30 days of the close of each calendar quarter (each, a “Reporting Period”) during the Measuring Period. Within thirty (30) days after the end of each Reporting Period, Borrower will provide to Agent either (i) a report reasonably detailing Net Sales Revenue for the preceding Reporting Period when there has been any Net Sales Revenue with respect to such Reporting Period the calculation of the Revenue Incentive Payment, and/or (ii) a letter signed by a Borrower officer certifying that there has been no Net Sales Revenue when there has been no Net Sales Revenue with respect to such Reporting Period. With each such report will be paid any required Revenue Incentive Payment. Borrower will keep accurate books of account containing all particulars that may reasonably be deemed necessary for the purpose of showing the Revenue Incentive Payments due to the Lenders hereunder.  Said books of account will be kept at Company’s principal place of business.  Not more than once during every twelve (12) month period during the Measurement Period and for so long as Net Sales Revenue are being generated, and upon the Agent's advance request of at least fifteen (15) days, Borrower will make said books and the supporting data available for inspection by Agent or its agents during normal business hours for the purpose of verifying Company’s receipt of Net Sales Revenue and calculations of Revenue Incentive Payments due under this Agreement.  Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy in reporting to the Lenders' detriment, Company agrees to pay the reasonable fees and expenses of Agent's agents who conducted the inspection plus an amount equal to ten percent (10%) of the amount of such discrepancy.  Company will promptly pay to Agent for the benefit of the Lenders all amounts appropriately determined by any inspection to be due to Developer.

(c)	As used in this Section 1.11:

(i)           “Affiliate” shall mean a corporation, partnership, trust, limited liability company or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Borrower.  For such purposes, “control” or “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise.  In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage shall not necessarily preclude the existence of control.

(ii)           “Facemail Product” shall mean the technology to which Borrower has rights enabling the near real time animation of avatars and any product which is a derivative work thereof or substantially based thereon, or which includes the Facemail product as a component thereof, and irrespective of any change in the trade name or trademark under which it may be marketed from time to time, but excluding existing full service animation and future real-time applications.

(iii)           “Net Sales Revenue” shall mean (A) gross amounts actually received, less invoiced sales tax, shipping costs and credits or allowances for returns and customary trade discounts; (B) from a Sale made to either an end user or to an intermediary sales channels; and (C) arising from the Sale in any commercial channel or media, whether now existing or developed in the future. If the Facemail Product is Sold as a component of a bundle of products and/or services, the sales price of such bundle shall be reasonably allocated to the Facemail Product in order to determine Net Sales Revenue.

(iv)           “Pro Rata Interest” shall mean, for purposes of determining any Revenue Incentive Payment due hereunder, that portion, expressed as a percentage, determined by dividing the principal amount of each Note by the aggregate principal amount of all the Notes issued by the Borrower pursuant to the Loan Agreement on the final day of the Measuring Period to which such Revenue Incentive Payments relates.

1.12         The Lenders need not enter payments of interest and principal upon the Notes but may maintain a record thereof on a separate ledger maintained by the Lenders.

1.13         The Borrower may repay, in whole or in part, the principal amount of the Loan, but may not reborrow any such amounts repaid.

1.14         The Notes are incorporated herein to the same extent as if it was set forth in full in this Agreement.

1.15         All of the Borrower’s obligations to the Lenders, of every kind and description, including those arising under this Agreement, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced, including those arising under any other agreements, instruments or documents executed in conjunction herewith, or whether evidenced by an agreement or instrument, including obligations to perform acts and refrain from taking action, as well as obligations to repay the Loan, shall constitute the Borrower’s “Liabilities” to the Lenders, as the same may be modified, amended, replaced or extended from time to time.

SECTION 2

WARRANTIES AND REPRESENTATIONS

2.1           To induce the Lenders to enter into this Loan Agreement and to make the Loans, each of the Borrower and Guarantor warrant and represent that, as of this date, except as set forth in Exhibit C attached hereto:

(a)
The Borrower is a duly organized and existing corporation under the laws of the State of Nevada is in good standing under the laws of said State.  The Borrower is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction where the nature of the business conducted by it or the property owned by it requires such qualification.

(b)
The Guarantor is a duly organized and existing corporation under the laws of England and Wales is in good standing under the laws of said jurisdiction.  The Guarantor is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction where the nature of the business conducted by it or the property owned by it requires such qualification.

(c)
Each of the Borrower and Guarantor has good and clear record and marketable title to all properties and assets which it purports to own, free and clear of any all mortgages, liens, pledges, charges, security interests and encumbrances, other than (i) those being granted to the Lender, if any, (ii) certain liens and security interests held by ETV Capital and Royal Bank of Scotland, and (iii) other encumbrances incurred in the ordinary course of business that do not materially impair Borrower or Guarantor’s use of said assets and properties or Lender’s security interest in the Collateral (hereinafter defined) (the “Permitted Liens”).

(d)
Each of the Borrower and Guarantor owns and holds or leases all real and personal property necessary or incidental to the present and planned future conduct of its business, including, without limitation, patents, trademarks, service marks, trade names, copyrights and licenses and other rights with respect to the foregoing.

(e)
All books and records of the Borrower and Guarantor, including, but not limited to, minute books, bylaws and books of account are accurate in all material respects and in all material respects reflect all matters and transactions which should currently be reflected therein.

(f)
Other than its ownership interests in Guarantor, the Borrower has no subsidiaries and no investments in the stock or securities of any other corporation, firm, trust or other entity.  The Guarantor has no subsidiaries and no investments in the stock or securities of any other corporation, firm, trust or other entity, other than a wholly-owned US subsidiary.

(h)
There are no actions, suits, investigations or proceedings pending, or to the knowledge of the Borrower or Guarantor threatened, against the Borrower or Guarantor or any of their respective properties in any court, before any governmental authority, arbitration board, or any other tribunal which, singly or in the aggregate, if decided adversely to the Borrower or Guarantor, would materially and adversely affect the business, properties or condition (whether financial or otherwise) of the Borrower or Guarantor.  Neither the Borrower nor the Guarantor is, nor by execution and delivery of this Agreement and the performance of its obligations hereunder (with or without the passage of time) will the Borrower or Guarantor be, in default with respect to any order of any court, governmental authority, arbitration board or other tribunal.

(i)
The Lender has had an opportunity to review the financial statements of the Company set forth in its quarterly report on Form 10-Q as of and for the period ended July 31, 2010.  Said statements fairly present the condition of the Borrower and Guarantor at the dates thereof, and the statements of operation contained therein fairly present the results of the operations of the Borrower and Guarantor for the periods indicated, all in conformity with generally accepted accounting principles consistently applied, subject to any policies and practices stated therein.

(j)
Except to the extent reflected or reserved against in the financial statements referred to above, neither the Borrower nor the Guarantor, as of the date of said financial statements, had liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities, due or to become due, or arising out of transactions entered into or any state of facts existing prior thereto, other than liabilities that would not, individually or in the aggregate, materially and adversely affect the business, properties or condition of the Borrower or the Guarantor.

(k)	Since the date of the financial statements referred to in Section 2.1(i), and except as shown on Exhibit C, there has not been:

(i)          any change in the condition of the Borrower’s or Guarantor’s assets or liabilities, other than changes in its ordinary course of business, which has been materially adverse;

(ii)         any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Borrower’s or Guarantor’s properties or business; or

(iii)        any materially adverse:

(1)	controversy with any labor organization or employees;

(2)	claim or controversy involving any federal, state or local governmental agencies; or

(3)	other event or condition materially affecting the business or properties of the Borrower or Guarantor.

(l)
Each of the Borrower and Guarantor has filed all federal and state income tax returns, excise tax returns, and all other tax returns of every kind and nature which are required to be filed by the Borrower as of the date hereof and has paid all taxes shown to be due on said returns.

(m)
The Borrower has its chief executive office and principal place of business at the address set forth at the beginning of the Agreement.  The Borrower has no other addresses at which the Borrower has an office, conducts business or at which any of the Borrower’s property is located except as set forth on Exhibit C.  The Guarantor has its chief executive office and principal place of business at the address set forth on Exhibit C.  The Guarantor has no other addresses at which the Guarantor has an office, conducts business or at which any of the Guarantor’s property is located except as set forth on Exhibit C.

(n)
The execution and delivery of this Agreement, the borrowing by the Borrower as herein provided, the execution and delivery by the Borrower and Guarantor of all instruments, agreements and documents of every kind and nature pursuant hereto and the performance by the Borrower and Guarantor of all of their respective obligations to the Lenders hereunder have been duly authorized by the board of directors of the Borrower and Guarantor and, to the extent required by law or otherwise, by the Borrower’s and Guarantor’s stockholders, and this Agreement and all instruments, agreements and documents executed pursuant hereto are valid and binding obligations of the Borrower and Guarantor enforceable in accordance with their terms except to the extent such enforceability may be limited by laws of general application affecting the rights of creditors.

(o)
There is no provision in the articles of organization, agreement of association or the bylaws of the Borrower or Guarantor, or any indenture, contract or agreement to which either of them is a party or by which either of them is bound, which prohibits the execution and delivery of this Agreement or the performance by the Borrower or Guarantor of its obligations hereunder.

(p)
No event has occurred and no condition exists, which, upon the execution and delivery of this Agreement would constitute a default or an Event of Default hereunder, except for any Events of Default that by their terms apply only to future events or conditions.  Neither the nature of the Borrower or Guarantor or any of its business or properties, nor any relationships between the Borrower or Guarantor and any other person, nor any circumstances in connection with the execution or delivery of this Agreement, is such as to require a consent, approval, or authorization of or filing, registration, or qualification with, any governmental authority on the part of the Borrower or Guarantor as a condition of the execution and delivery of this Agreement or any other instrument, agreement or document contemplated hereby, or the performance by the Borrower or Guarantor of their respective obligations hereunder or thereunder.

(r)
Neither Borrower nor Guarantor is in violation of, has received written notice that it is in violation of, or has knowingly caused any person to violate, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department, thereof (including without limitation ERISA or environmental laws and regulations), which may materially and adversely affect its business, financial condition, property or prospects.

(s)
Neither Borrower nor Guarantor has knowledge of (i) the presence of any Hazardous Substances on any of the real property where Borrower or Guarantor conduct operations or has its property, or (ii) any spills, releases, discharges or disposal of Hazardous Substances that have occurred or are presently occurring on any of such real property or where any Collateral is located, or (iii) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred or are presently occurring on any other real property as a result of the conduct, action or activities of Borrower or Guarantor.  As used herein, the term “Hazardous Substances” means any substances defined or designated as hazardous or toxic waster, hazardous or toxic material, hazardous substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

(t)
Neither the Borrower nor Guarantor has any pension, profit sharing, stock option, Employee Stock Ownership Trust (“ESOT”), insurance or other similar plan providing for a program of deferred compensation or benefits for any employee or officer, except as indicated on Exhibit C hereto.  With respect to any pension plan identified on Exhibit C, Borrower has funded its obligations as set forth in each such pension plan.

(u)	Except for Permitted Liens, Borrower and Guarantor each has granted to the Lenders a valid, perfected first priority and sole security interest in the Collateral.

(v)	The Borrower currently maintains insurance covering such risks and in such amounts as are customarily maintained by companies operating in the same industry as Borrower.

(w)
The Borrower has filed a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) covering the resale of the Conversion Shares (as such term is defined in the Notes). It is understood and agreed that the Registration Statement may also cover the sale or resale of other shares of common stock of the Borrower, including shares issuable upon conversion of Borrower’s Series A Preferred Stock.

SECTION 3

AFFIRMATIVE COVENANTS

Until such time as the Loan has been repaid in full, without the prior written consent of Lenders:

3.1           The Borrower will duly and punctually pay all interest and principal becoming due to the Lenders and will duly and punctually perform all things on its part to be done or performed under this Agreement, or pursuant to any instrument, document or agreement executed pursuant hereto.

3.2           The Borrower will, at all times, keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

3.3           The Borrower will, at all reasonable times and upon prior reasonable notice, make its financial books and records available, in its offices, for inspection, examination and copying by the Lenders and the Lenders' representatives and will, at all reasonable times and upon prior reasonable notice, permit inspection of its properties by the Lenders and the Lenders' representatives, subject to Borrower’s execution of a confidentiality and trading restriction agreement in the form reasonably requested by Borrower.

3.4           The Borrower will, from time to time, furnish the Lenders with such information and statements as the Lenders may reasonably request, and with copies of all financial statements that it shall send to its stockholders.

3.5           The Borrower and Guarantor shall each be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state, local or other jurisdiction (including without limitation ERISA, securities law or environmental laws, statutes, ordinances, rules, regulations and notices), and shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its businesses, which violation or failure to obtain may materially adversely affect the business, property, financial conditions or prospects of Borrower or Guarantor.

3.6           In the event Borrower shall cease to file periodic reports under the Exchange Act:  The Borrower will furnish the Lenders quarterly, within forty-five (45) days after the close of each fiscal quarter, commencing with the month in which this Agreement is executed, a balance sheet and income and surplus statement reflecting the financial condition of the Borrower at the end of each such period and the results of its operation during each such period.  Each statement shall also contain comparative statements for the same period during the prior fiscal quarter.  Each balance sheet and income and surplus statement is to be certified by a duly authorized officer of the Borrower, such certification to state that such balance sheet and income and surplus statement fairly present the financial condition and the result of operations of the Borrower at the end of such period and during such period in accordance with generally accepted accounting principles consistently applied, subject, however, to ordinary year-end adjustments, none of which will be materially adverse.

3.7           In the event Borrower shall cease to file periodic reports under the Exchange Act: The Borrower will furnish the Lenders annually, within one hundred twenty (120) days after the close of each fiscal year, audited balance sheet and income and surplus statement reflecting the financial condition of the Borrower at the end of each such fiscal year and the results of its operation during such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied.  Each such statement shall also contain comparative statements for the prior fiscal year.

3.8           Subject to Section 3.3 above, the Borrower shall make its books and records available to the Lenders for audit at any time from time to time.

3.9             The Borrower will maintain its corporate existence in good standing, comply in all material respects with all laws and regulations of the United States, of any state or states thereof, of any political subdivision thereof and of any governmental authority which may be applicable to the Borrower or to the Borrower’s business.

3.10           The Borrower will pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it or payable by it at such times and in such manner to prevent any penalty from accruing or any lien or charge from attaching to its properties.  The provisions of this section, however, shall not preclude the Borrower from contesting in good faith and diligently prosecuting any such tax.  The Borrower shall not be in default under this Section by reason of the existence of a lien for taxes not then due.

3.11           The Borrower will put and maintain its properties in good repair, working condition and order and, from time to time, make all needful and proper repairs, renewals and replacements.

3.12           The Borrower will maintain insurance at all times covering such risks and in such amounts as the Lenders may reasonably require in accordance with industry standards, all such insurance to be in such form and for such periods and written by such companies as shall be reasonably acceptable to the Lenders.

3.13           The Borrower will pay or reimburse the Lenders, on demand, for all reasonable expenses (including, without limitation, reasonable counsel fees) incurred or paid by the Lenders in connection with the preparation, amendment, interpretation, extension or negotiation of this Agreement, and any instrument, agreement or document to be delivered pursuant hereto; the enforcement by the Lenders of their respective rights as against the Borrower or any other person primarily or secondarily liable to the Lenders hereunder or thereunder; and the administration, supervision, protection or realization on any Collateral held by the Lenders as security for any obligation of the Borrower or any other person primarily or secondarily liable with respect thereto.

3.14           The Borrower shall pay or cause to be paid when due all amounts necessary to fund in accordance with their terms all the Borrower’s deferred compensation plans (if any) whether now in existence or hereafter created, and the Borrower will not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of its employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to the entity which provides funds for such deferred compensation plan.

3.15           With respect to the Registration Statement:

(a)
The Borrower shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the initial filing, but in any event not later than June 1, 2011 (or July 1, 2011 in the event of a full review by the SEC of the Registration Statement), and agrees to use its commercially reasonable best efforts to respond to any SEC comments or questions regarding the Registration Statement on or prior to the date which is 20 business days from the date such comments or questions are received, but in any event not later than 30 business days from the date such comments or questions are received.  The Borrower will maintain the effectiveness of the Registration Statement from the initial date of the effectiveness of the Registration Statement until 18 months after that date; provided, however, that, if at any time or from time to time after the date of effectiveness of the Registration Statement, the Borrower notifies the Lenders in writing of the existence of a Potential Material Event (as defined below), the Lenders shall not offer or sell any of the Conversion Shares, or engage in any other transaction involving or relating to the Conversion Shares, from the time of the giving of notice with respect to a Potential Material Event until the Borrower notifies the Lenders that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, further that, the Borrower may not suspend the right of the Lenders pursuant to this Section 3.15(a) for more than 60 days in the aggregate. “Potential Material Event” means the possession by the Borrower of material information regarding a potential transaction not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Borrower that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Borrower.

(b)
The Borrower shall notify the Lenders at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act of 1933, as amended, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. At the request of the Lenders, the Borrower shall also prepare, file and furnish to the Lenders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. The Lenders agree not to offer or sell any Conversion Shares covered by the Registration Statement after receipt of such notification until the receipt of such supplement or amendment.

(c)
The Borrower may request the Lenders to furnish the Borrower such information with respect to the Lenders and any Lender's proposed distribution of the Conversion Shares pursuant to the Registration Statement as the Borrower may from time to time reasonably request in writing or as shall be required by law or by the SEC in connection therewith, and the Lenders agree to furnish the Borrower with such information.

(d)	The Borrower agrees to bear all SEC registration and filing fees, printing and mailing expenses, and fees and disbursements of counsel and accountants for the Borrower.

3.16           The Borrower shall make such filings, and take such other actions, as are necessary to preserve the registration of its securities, and its good standing, with the U.S. Securities and Exchange Commission.

SECTION 4

NEGATIVE COVENANTS

Until such time as the Loan has been repaid in full, without the prior written consent of Lenders or their duly appointed agent:

4.1           The Borrower will not issue evidences of indebtedness or create, assume, become contingently liable for, or suffer to exist indebtedness for borrowed money secured by a senior collateral interest in the Collateral (other than indebtedness in existence as of the date hereof and interest or penalties accruing thereon); provided, however, that the Borrower may incur liabilities which are incurred or arise in the ordinary course of the Borrower’s business (other than liabilities incurred or arising with respect to money borrowed) and purchase money security interests in acquired assets as reflected on Exhibit C.

4.2           The Borrower will not make any loans or advances to any individual, firm or corporation without the prior written consent of the Lenders, including, without limitation, its officers and employees; provided, however, that the Borrower may make advances to its employees and consultants, including its officers, with respect to expenses incurred by such employees and consultants, which expenses are reimbursable by the Borrower and directly related to the conduct of the Borrower’s business.

4.3           The Borrower will not invest in or purchase any stock or securities of any individual, firm or corporation, provided, however, the Borrower may invest in direct obligations of the United States of America having a maturity of one year or less from the date of investment.

4.4           The Borrower will not merge or consolidate or be merged or consolidated with or into any other corporation.

4.5           The Borrower will not sell or dispose of any of its assets except for sales of inventory in the ordinary and usual course of its business; provided, however, that the Borrower may dispose of (or trade in) equipment which is no longer required for the conduct of the Borrower’s business so long as the Borrower receives therefor a sum (or credit) substantially equal to such equipment’s fair value; and provided further that Borrower may sell or license certain other assets that are not essential to the conduct of its anticipated business.

4.6           The Borrower will not grant or suffer to exist any mortgage, pledge, title retention agreement, security interest, lien, charge or encumbrance with respect to any of its assets (other than Permitted Liens), tangible or intangible, whether now owned or hereafter acquired, or subject any of such assets to the prior payment of any indebtedness, or transfer in any manner any of such assets with the intent or purpose, directly or indirectly, of subjecting such assets to the payment of indebtedness.

4.7           The Borrower will not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

4.8           The Borrower will not change its state of organization or entity type without notifying the Lenders of such change, along with the new state of organization and organizational number (if any) or change in entity within three (3) days of such change.

4.9           The Borrower shall not enter into any transaction with any subsidiary or any other Affiliate (hereinafter defined) including, without limitation, the purchase, sale, lease or exchange of property, or the loaning, capitalization or giving of funds to any subsidiary or other such Affiliate, unless (i) such subsidiary or other Affiliate is engaged in a business substantially related to the business conducted by Borrower, and (ii) the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s-length transaction with any person not a subsidiary or Affiliate, and (iii) such transaction is not otherwise prohibited under this Agreement.  For purposes of this Agreement, “Affiliate” shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary.

SECTION 5

SECURITY

5.1           The Lenders shall have and hold as security for the repayment of the Loans and all other Liabilities of the Borrower to the Lenders a security interest in substantially all of the Borrower’s business assets (the “Collateral”), and the Borrower will execute and deliver all customary instruments and documents required to establish, create and perfect the same (e.g. UUC financing statements or recordations of liens with the US patent & trademark office and similar agencies), including, without limitation, the Amended and Restated Security Agreement between Borrower and Lenders of even date herewith (together, the “Amended Security Agreement”).  Notwithstanding the foregoing, upon termination of the Guarantee Period, the Collateral shall immediately be deemed to exclude 35% of all equity interests of the Guarantor owned by the Borrower; and the parties shall cooperate in amending all aforementioned instruments, documents statements and recordations of liens to reflect such exclusion.

5.2           Any and all deposits or other sums at any time credited by or due from the Lenders to the Borrower shall at all times constitute additional security for all obligations of the Borrower to the Lenders and may be set off against any such obligations at any time after demand or the occurrence of an Event of Default, as applicable, whether or not security held by the Lenders is deemed to be adequate.  Any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts receivable, choses in action, chattel paper, cash, property and the proceeds thereof owned by the Borrower or in which the Borrower has an interest, which now or hereafter are at any time in possession or control of the Lenders or in transit by mail or carrier to or from the Lenders or in the possession of any third party acting in any of the Lenders' behalf, without regard to whether the Lenders received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether the Lender has conditionally released the same, shall constitute additional security for such obligations and may be applied at any time after demand or the occurrence of an Event of Default, as applicable, to such obligations, whether due or not.

SECTION 6

DEFAULT

6.1          The occurrence of any of the following events (after the expiration of any applicable grace and/or cure periods) shall be an event of default hereunder (each an “Event of Default”):

(a)
The Borrower shall fail to pay any installment of principal or interest on account of the Loans within five (5) days of (i) the date when such payment is due under the Note(s), or (ii) the Lenders' demand therefor, in the case of any payments Lenders are entitled to demand pursuant to the terms hereof.

(b)
The Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement, the Note(s) or the Security Agreement (the “Transaction Documents”) and the expiration of ten (10) days from the Lenders' written notice of such failure, provided, however, in the event that the Borrower commences the cure within the 10-day period and diligently proceeds to cure, the cure period shall be extended for an additional period of time, not to exceed thirty (30) days in total, to allow the Borrower time to effect a cure.

(c)	Any warranty or representation set forth in the Transaction Documents proves to have been false in any material respect when made or furnished.

(d)
Any event which results in the acceleration of the maturity of the indebtedness and demand for payment of money borrowed of the Borrower, other than pursuant to Borrower’s existing obligations to ETV Capital and other obligations not in excess of $100,000.00 under any indenture, agreement, undertaking or otherwise.

(e)	Dissolution, termination of existence, or business failure of the Borrower or Guarantor.

(f)
Either the Borrower or Guarantor shall: (i) cease, be unable, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of, or enter into any composition, trust mortgage or other arrangement with creditors; (ii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of the Borrower or of a substantial part of its assets, or authorize such application or consent, or proceedings seeking such appointment shall be commenced against the Borrower; or (iii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or proceedings to such end shall be instituted against the Borrower, be approved as properly instituted or result in adjudication of bankruptcy or insolvency.

(g)
The entry of any judgment(s) against Borrower or Guarantor in excess of $100,000, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

6.2          Upon demand or the occurrence of any Event of Default, all Liabilities of the Borrower to the Lenders shall, at the Lenders' option and without notice or demand, and notwithstanding any terms of payment in any note or other instrument evidencing such Liabilities, become immediately due and payable, and any obligation of the Lenders to consider making Loans pursuant to Section 1 shall terminate.

SECTION 7

AGREEMENTS AMONG THE LENDERS

7.1            Payment to the Lenders under the Notes shall be made in proportion to the principal and accrued interest then outstanding on any such date of payment to each, until such obligations are paid or retired in full.

7.2            If any Lender shall at any time receive any payment of principal, interest or other charge arising under a Note, or upon any other obligation of Borrower or Guarantor or any sums by virtue of counterclaim, offset, or other lien that may be exercised, or from any security, other than payments made on the same date to all Lenders, such Lender shall share such payment or payments ratably with the other Lenders as to maintain as near as possible the unpaid balance of the loans pro rata according to the Lenders' aggregate proportionate interests.

7.3            Upon the occurrence of any Event of Default, as defined in Section 5, and if the Lenders proceed to exercise any rights with respect to the Collateral, the Lenders shall share the Collateral and the proceeds of such Collateral ratably, without priority of one over the other.

7.4            The Lenders agree that the Majority Lenders (hereinafter defined) may act together unanimously as the agent of all Lenders to execute and deliver in their names such instruments, documents, statements and amendments hereto as may be necessary or appropriate to (i) provide the approval or consent of the Lenders, (ii) give notices on behalf of the Lenders (including, without limitation, notice respecting the occurrence of an Event of Default), and (iii) make demand for payment of any amount which is due hereunder, and for which demand may be made by the Lenders.

 7.5          Enforcement of the Lenders' rights hereunder shall be taken by Lenders holding a majority in interest of the principal amount of Notes outstanding acting together as the agent for all of the Lenders (the "Majority Lenders"). The action of such percentage taken in accordance with the preceding sentence, shall in each case bind all the Lenders. Each of the Lenders agrees that any Lender acting under Sections 7.4 and 7.5 shall not be liable for any acts taken in good faith in enforcing the rights of the Lenders hereunder. All costs (including without limitation reasonable attorneys' fees) incurred by any of the Lenders in connection with the enforcement of such Lender's rights hereunder or any other document evidencing and or securing the Loan, and any sums received from Borrower or Guarantor in reimbursement of same, shall be allocated among the Lenders in proportion to the principal and accrued interest then outstanding on any such date of payment to each Lender.

SECTION 8

NOTICE

8.1          All notices and other communications hereunder shall be made by facsimile, overnight air courier, or certified or registered mail, return receipt requested, and shall be deemed to be received by the party to whom it was sent one (1) business day after sending, if sent by facsimile, or overnight air courier, and three (3) business days after mailing if sent by certified or registered US mail.  All such notices and other communications to a party hereto shall be addressed to such party at the address set forth at the beginning of this Agreement or to such other address as such party may designate for itself in a notice to the other party given in accordance with this section.

8.2          The addresses to which such communications shall be sent are as follows:

(a)	If intended for the Borrower, to:

Image Metrics, Inc.
1918 Main Street, Second Floor
Santa Monica, CA   90405
Telecopier No.: 1-310-656-6566
Attention:  Chief Financial Officer

with copies to:

Patrick Sweeney/Ramsey Hanna
Reed Smith LLP
1901 Avenue of the Stars, Suite 700
Los Angeles, California 90067
Telecopier No.:  310-734-5299
Attention: Patrick Sweeney/Ramsey Hanna

(b)	If intended for the Lenders, to:

The addresses set forth on Exhibit A

with copies to:

Casner & Edwards, LLP
303 Congress Street
Boston, MA 02210
Telecopier No.: (617) 426-8810
Attention: Michael J. Goldberg, Esq.

8.3           The addresses set forth herein may be changed by notice hereunder.

SECTION 9

MISCELLANEOUS

9.1           The Borrower or Guarantor may take any action herein prohibited or omit to perform any act required to be performed by the Borrower or Guarantor if the Borrower or Guarantor shall obtain the Lenders' prior written consent to each such action, or omission to act.  No waiver on the Lenders' part on any one occasion shall be deemed a waiver on any other occasion.  The Lenders shall not be deemed to have waived any of their rights hereunder unless such waiver shall be in writing and duly signed by an authorized officer of the Lenders.

9.2           This Agreement may be amended only by an instrument in writing and duly signed by an authorized officer of the Borrower and Guarantor, and the Lenders.

9.3           All covenants, agreements, representations and warranties contained in this Agreement shall bind the Borrower and Guarantor and their respective successors and assigns, and shall inure to the Lenders' benefit and the benefit of the Lenders' successors and assigns, whether expressed or not.

9.4           All rights of the Lenders hereunder shall be cumulative.  The Lenders shall not be required to have recourse to any Collateral before enforcing its rights or remedies against the Borrower or Guarantor.  The Borrower hereby waives presentment and protest of any instrument and any notice thereof.

9.5           If any provisions of this Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall relate solely to such provision and shall not affect the remainder of this Agreement.

9.6           This Agreement shall be construed and enforced in accordance with the laws of the State of California.

9.7           This Agreement shall take effect as an instrument under seal.

9.8           BORROWER, GUARANTOR AND LENDERS EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  Borrower and Guarantor hereby certify that neither Lenders nor any of their representatives, agents or counsel has represented, expressly or otherwise, that Lenders would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury.  Borrower and Guarantor acknowledge that Lenders have been induced to enter into this Agreement by, among other things, this waiver.  Borrower and Guarantor each acknowledges that it has read the provisions of this Agreement and in particular, this Section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this Section in particular, and makes the above waiver knowingly, voluntarily and intentionally.

9.9           Borrower, Guarantor and Lenders agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the State of California sitting in the County of Los Angeles, or in the District Court of the United States for the Central District of California, and Borrower, Guarantor and Lenders each waive personal service of process and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, Guarantor or Lenders, as applicable,  or as otherwise provided by the laws of the State of California or the United States of America.

9.10          This Agreement may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page.  Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereto and may be attached to another part of this Agreement identical in form hereto and having attached to it one or more additional signature pages.  This Agreement together with any and all loan documents and instruments executed in connection herewith and all documents and instruments executed subsequently to the date hereof (together, the “Loan Documents”) may be transmitted by facsimile machine or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures.  Any party delivering an executed counterpart of the Loan Documents by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of the Loan Documents, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect hereof.

9.11           The Exhibits annexed hereto as Exhibit A, B and C are the only Exhibits  to be annexed to this Agreement, and the material contained therein shall be incorporated herein.

9.12           The captions herein contained are inserted as a matter of convenience only and such captions do not form a part of this Agreement and shall not be utilized in the construction hereof.

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BORROWER
WITNESS:	IMAGE METRICS, INC.

By:
Name:
Title:

GUARANTOR
IMAGE METRICS, LTD.

By:
Name:
Title:

LENDERS

Marie-Rose Kahane

KIEF HOLDINGS

By:
Name:
Title:

Patricia Kahane

EXHIBIT A

Schedule of Lenders

NAME	ADDRESS	PRINCIPAL AMOUNT

Marie-Rose Kahane	Chesa Carla, Glassa de las Barrieras 17, 8505 Celerina, Switzerland	$3,136,306.25

Kief Holdings	163 Penang Road, 02-01, Winsland House II, Singapore 238483	$250,000.00

Patricia Kahane	Chesa Fachin, 7505 Celerina, Switzerland	$475,000.00

EXHIBIT B

Secured Convertible Promissory Note

THIS PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS NOTE MAY BE CONVERTIBLE PURSUANT TO THE TERMS HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE NOR ANY SUCH SECURITIES, NOR ANY INTEREST IN ANY THEREOF MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL THAT SUCH SECURITIES OR INTERESTS THEREIN MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

IMAGE METRICS, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

$__________	_______________ __, 2011
Santa Monica, California

IMAGE METRICS, INC., a Nevada corporation (the “Company”), for value received, hereby promises to pay to the order of _____________ (the “Lender”), with an address of _________________________, or its assigns (the “Holder”), the principal amount of _______________ dollars ($________), and to pay interest on the unpaid principal balance hereof, all as hereafter further provided.  This Note is one of a series of Secured Convertible Promissory Notes containing substantially identical terms and conditions, issued pursuant to that certain Secured Promissory Note Purchase Agreement dated as of December 22, 2010 (the “Purchase Agreement”) by and among the Company and the other parties thereto.  Such Notes are referred to herein as the “Notes,” and the holders thereof are referred to herein as the “Holders.”

1.           Related Agreements.

This Note is issued pursuant to that certain Amended and Restated Loan Agreement of even date herewith by and between the Company and the Holders (the “Loan Agreement”) to which reference is made for a complete description of the rights, obligations, limitations and restrictions of or applicable to the Company and the Holder. Capitalized terms utilized herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.  This Note and the Company’s obligations hereunder are secured by all of the assets of the Company as provided in that certain Amended and Restated Security Agreement (All Assets) of even date herewith (the “Security Agreement”) between the Company and the Holders.  In case of an Event of Default, the Holders shall have the rights set forth in the Loan Agreement and the Security Agreement.

2.           Payments.

(a)           The ”Maturity Date” shall be January 31, 2013.

(b)           Interest shall accrue from and after the date of this Note at the fixed rate per annum of 13.5%.  Interest shall be calculated on a 360-day year but shall accrue and be payable based on the actual number of days in a month.

(c)           Commencing on July 1, 2011, and on the 1st day of each month thereafter (each, a “Payment Date”), interest on the outstanding principal balance hereunder shall be payable monthly in arrears.  In addition, on each Payment Date, the Company shall make a monthly principal payment equal to the product of (i) $150,000.00, and (ii) the Principal Allocation Percentage (hereinafter defined).  The "Principal Allocation Percentage" shall be determined by dividing the principal balance of this Note as of the applicable Payment Date by the aggregate principal balance of all of the Notes as of the same Payment Date.

(d)           On the Maturity Date, or such earlier date as may be required under the terms of this Note, the Company shall pay to the Holder the entire then-unpaid principal balance and all accrued, unpaid interest and other charges due hereunder.

(e)           After the Maturity Date, or such earlier date on which the balance of principal and interest accrued hereunder is due, interest on any overdue principal amount of this Note shall accrue at a rate of eighteen percent (18%) per annum and shall be payable quarterly.

(f)           If the Maturity Date would fall on a day that is not a Business Day (as defined below), the payment due on such Maturity Date will be made on the immediately preceding Business Day with the same force and effect as if made on the Maturity Date.  “Business Day” means any day which is not a Saturday or Sunday and is not a day on which banking institutions are generally authorized or obligated to close in the City of New York, New York.

(g)           The Company may, at its option, prepay all or any part of the principal of this Note, without payment of any premium or penalty; provided that, the Company shall give Holder at least 15 days’ advance written notice of the Company’s intent to prepay and Holder shall have the right to convert all or any portion of this Note pursuant to Section 3(b) at any time during such 15-day period.  All payments on this Note, shall be applied first to accrued interest hereon and the balance to the payment of the principal hereof.

(h)           Payments of principal and interest on this Note shall be made by check sent to the Holder’s address set forth above or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

(i)           All payments hereunder shall be applied first to the payment of all fees, expenses and other amounts due to the Holder (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default payments will be applied to the obligations of the Company to the Holder as the Holder determines in its sole discretion.

(j)           The obligations to make the payments provided for in this Note and the Loan Agreement are absolute and unconditional and not subject to any defense, setoff, counterclaim, rescission, recoupment or adjustment whatsoever.  The Company hereby expressly waives demand and presentment for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

3.           Additional Interest.  In addition to the amounts due under Section 2 under this Note, the Holder shall be entitled to Revenue Incentive Payments (as such term is defined in the Loan Agreement), in accordance with Section 1.11 of the Loan Agreement.

4.           Conversion.

(a)            Certain Definitions. The following terms shall have the meanings herein specified:

“Capital Stock” means any of the current or future authorized class or series of capital stock of the Company.

“Common Stock” means authorized Common Stock, $.001 par value, of the Company, and shall include any other class or series of capital stock of the Company that is not limited to a fixed sum in respect of the rights of the holder thereof to participate in the liquidation or winding up of the Company.

“Conversion Shares” means the shares of Common Stock, or such other shares of Capital Stock, issuable upon conversion of this Note.

 (b)           Election to Convert. Holder may, at its option exercisable by written notice (the “Conversion Notice”) to the Company at any time prior to payment in full hereof, elect to convert all or any part of the entire outstanding principal amount of this Note plus a pro rata share of the accrued interest on the then outstanding balance (i) into shares of Common Stock at a conversion price equal to $1.00 per share (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of Common Stock).  Conversion of this Note shall be conditioned on Holder’s execution of an investment representation statement in a form reasonably required by the Company.

(c)           Delivery of Conversion Shares. The Capital Stock issued on conversion of this Note (the “Conversion Shares”) shall be delivered as follows:

(i)  As promptly as practicable after conversion, the Company shall deliver to Holder, or to such person or persons as are designated by Holder in the Conversion Notice, a certificate or certificates representing the number of shares of Capital Stock into which this Note or portion thereof is to be converted in such name or names as are specified in the Conversion Notice, together with, in the case of conversion of the entire remaining principal balance hereof, any cash payable in respect of a fractional share. Such conversion shall be deemed to have been effected at the close of business on the date when this  Note shall have been surrendered to the Company for conversion, so that the person entitled to receive such Conversion Shares shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.

(ii)   In the event that less than the entire outstanding principal of this Note is converted hereunder pursuant to subsection (b) above, this Note shall not be surrendered for cancellation but shall have the fact and amount of conversion recorded on the face of this Note by writing acknowledged by Holder and the Company. If less than the entire principal balance of this Note is converted, the amount of principal converted shall be reduced to the nearest amount that results in no fractional shares.

(d)           Reservation of Shares. The Company agrees that, during the period within which this Note may be converted, the Company will at all times have authorized and in reserve, and will keep available solely for delivery upon the conversion of this Note, Capital Stock and other securities and properties as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights. The Company agrees that the Conversion Shares shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, and the Company will take all such action as may be necessary to assure that the stated value or par value per share of the Conversion Shares is at all times equal to or less than the Conversion Price.

 (e)           Protection Against Dilution.

(i)            In the event of any consolidation with or merger of the Company  with or into another corporation (other than a merger or consolidation in which the Company is the surviving or continuing corporation) while any principal or accrued interest remains outstanding under this Note, then such successor, shall (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such consolidation, or merger by a holder of the number of shares of Capital Stock for which this Note might have been converted immediately prior to such consolidation or merger, (ii) make effective provision in its Articles of Incorporation or otherwise, if necessary, in order to effect such agreement, and (iii) set aside or reserve, for the benefit of the Holder, the stock, securities, property and cash to which the Holder would be entitled upon conversion of this Note.

(ii)           In the event of any reclassification or change of the Capital Stock into which this Note may be converted (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or  change (including a change to the right to receive cash or other property) of the Capital Stock into which this Note may be converted (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), in either case while any principal or accrued interest remains outstanding under this Note, then the Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Capital Stock for which this Note might have been converted immediately prior to such reclassification, change, consolidation or merger.

The above provisions of this Section 3(e) shall similarly apply to successive reclassifications and changes of Capital Stock and to successive consolidations and mergers.

Notice of such consolidation, merger, sale, distribution, reclassification or reorganization and of such provisions so proposed to be made, shall be mailed to the Holder not less than fifteen (15) days prior to such event.

5.           Remedies Upon Default.

Upon the failure of the Company to make any payment due to the Holder hereunder, which failure shall not be cured within ten Business Days following the date that such payment is due, or upon the occurrence of any other Event of Default the Holder, by notice in writing given to the Company, may declare the entire principal amount then outstanding of, and the accrued interest on, this Note to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, without presentment, demand, protest or other formalities of any kind, all of which are expressly waived by the Company.

6.           Transfer.

(a)           Any Notes issued upon the transfer of this Note shall be numbered and shall be registered in a Note Register as they are issued.  The Company shall be entitled to treat the registered holder of any Note on the Note Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Note on the part of any other person, and shall not be liable for any registration or transfer of Notes which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith.  This Note shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by the Holder’s duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer.  In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his, her or its authority shall be produced.  Upon any registration of transfer, the Company shall deliver a new Note or Notes to the person entitled thereto.  This Note may be exchanged, at the option of the Holder thereof, for another Note, or other Notes of different denominations, of like tenor and representing in the aggregate a like principal amount, upon surrender hereto to the Company or its duly authorized agent.

(b)           The Holder acknowledges that it has been advised by the Company that this Note has not been registered under the Act, that the Note is being or has been issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company’s reliance thereon is based in part upon the representations made by the original Holder in accordance with the terms of the Offering.  The Holder acknowledges that such Holder has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities.  In particular, the Holder agrees that no sale, assignment or transfer of the Note shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer (collectively, “Transfer”), unless (i) the Transfer of the Note is registered under the Act, it being understood that the Note is not currently registered for sale and that the Company has no obligation or intention to so register the Notes, or (ii) the Transfer is exempt from registration under the Act and the Holder delivers an opinion of counsel inform and substance satisfactory to the Company and counsel for the Company that the Transfer is so exempt, and, in either case, that the Transfer is not restricted by applicable state securities laws.

7.           Miscellaneous.

(a)           Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipts to the party to whom it is to be given; (i) if to the Company, at its address at 1918 Main Street, 2nd Floor, Santa Monica, California 90405, Attention:  Chief Executive Officer, (ii) if to the Holder, at its address set forth on the first page hereof or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7(a).  Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 7(a).  Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.  Any notice given by other means permitted by this Section 7(a) shall be deemed given at the time of receipt thereof.

(b)           All agreements between the Company and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Company and the Holder in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of California from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Company and the Holder.

(c)           Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated), and upon reimbursement of the Company’s reasonable incidental expenses and in the case of loss, theft or destruction, indemnity as the Company shall, at its option, reasonable request and in form satisfactory to counsel for the Company, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

(d)           No course of dealing and no delay or omission on the part of the Holder in exercising any right or remedy shall operate as a waive thereof or otherwise prejudice the Holder’s rights, powers or remedies.  No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

(e)           This Note has been negotiated in the State of California and shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles governing conflicts of law.

(f)           The parties irrevocably consent to the jurisdiction of the federal and state courts of the State of California in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to or in connection with this Note, or a breach of this Note or any such document or instrument.

(g)           This Note may be amended, or any of its provisions waived (which amendment or waiver shall be binding upon all future holders of this Note) only by written consent or consents executed by the Company, the Holder and Holders representing a majority in principal amount of the Notes then outstanding.

(h)           The terms and conditions of this Note shall insure to the benefit, and be binding upon, the respective successors and assigns of the parties.

(i)           THE COMPANY AND THE HOLDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE HOLDER RELATING TO THE ADMINISTRATION OF THIS NOTE OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE HOLDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

(j)           If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

(k)          This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered as of the day and year first above written.

IMAGE METRICS, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

By:
Name:
Title:

 EXHIBIT C  [Need to update.]

2.1(j)	Since July 31, 2010, Borrower has borrowed additional amounts pursuant to a $1,500,000 bridge loan facility funded by certain investors including Saffron Hill Ventures.

2.1(k)	Material Changes in Operations

Since the date of the most financial statements referred to in Section 2.1(i), Borrower has continued to experience operating losses and negative cash flows, and has experienced a decrease in new working capital and an increase in its accumulated deficit.

Borrower has written off the value of an equity investment in a third party.  The previous book value of such investments was $729,000.

Michael Starkenburg, the Chief Executive Officer and a director of the Company, tendered his resignation on September 7, 2010.

2.1(m)	Other Locations

The Company maintains an office at 1918 Main Street, 2nd Floor, Santa Monica, CA 90405, USA.

The Guarantor maintains an office at 1 Portland Street, Manchester M1 3BE, United Kingdom.

The Company employs independent contractors in other locations, and may own certain computer or other equipment in such locations, which is not material value.

2.1(n)	The Agreement and Guaranty Documents may be subject to approval by the governing board of the Guarantor and by its sole shareholder. Such approvals have not yet been obtained.

2.1(u)	Deferred Compensation Plans

Borrower maintains an incentive stock option plan.  Guarantor also maintains an inactive incentive equity plan.  Borrower also makes a 401(k) deferred savings plan benefits available to its officers and employees.